Exhibit 10.5

STUMPAGE AGREEMENT

Between

NEENAH PAPER COMPANY OF CANADA

and

NORTHERN PULP NOVA SCOTIA CORPORATION

STUMPAGE AGREEMENT

This Agreement is made as of June 24, 2008 (the “Effective Date”) by and between Neenah Paper Company of Canada, a Nova Scotia unlimited liability company, located at 3460 Preston Ridge Road, Suite 600, Alpharetta, GA 30005 (“Neenah”) and Northern Pulp Nova Scotia Corporation, a Nova Scotia unlimited liability company, located at 260 Abercrombie Granton Branch Road, New Glasgow, Nova Scotia  B2H 5E8 (“NPNS”).

Recitals

A.            Neenah desires to sell and NPNS desires to purchase, on the terms and conditions hereinafter set forth, certain quantities and types of wood fibre located on the timberlands owned by Neenah in Nova Scotia, Canada.

Therefore, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

Agreement

1.             Definitions.  For the purposes of this Agreement the capitalized terms set forth below shall have the meanings set forth after them:

1.1                               “AAC” or “Annual Allowable Cut”  [REDACTED]

1.2                               “Actual Designated Tracts” shall have the meaning set forth in Section 3.1(b)(ii).

1.3                               “Affected Party” shall have the meaning set forth in Section 7.5.

1.4                               “Affiliate” shall mean with respect to any Person, any Person Controlling, Controlled by, or under common Control with, such Person.

1.5                               “Agreement” means this stumpage agreement, including all of the Exhibits attached hereto which are hereby specifically incorporated herein, as this Agreement may be amended, supplemented or restated from time to time;

1.6                               “Annual Harvest Notice” shall mean the annual notice provided by NPNS to Neenah in accordance with the provisions of Section 3.1(c)(i).

1.7                               “Annual Purchase Amount” shall mean (a) for each of 2008 and 2009, the Softwood Volume and the associated Residual Qualifying Stumpage Volume set out in Exhibit C; and (b) for each Harvesting Year beginning January 1, 2010 through the remainder of the Term, the Softwood Volume and the associated

Residual Qualifying Stumpage Volume (prorated for any partial year during the Term).

1.8                               “Applicable Laws” shall mean, with respect to any Person, all laws, ordinances, judgments, decrees, injunctions, writs, orders, rules, regulations, determinations, licences, requirements and permits of any Governmental Authority applicable to or binding upon such Person or any of its property.

1.9                               “Base Price” shall mean the initial price for Qualifying Stumpage as more particularly described in Exhibit B attached hereto, as annually adjusted pursuant to the terms and conditions described in Exhibit B.

1.10                        “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which banks are authorized to be closed in the Province of Nova Scotia, Canada or the State of New York, United States of America.

1.11                        [REDACTED]

1.12                        “Control” shall mean, with respect to any Person, the power to direct or cause the direction of the management of such Person, directly or indirectly, whether through the ownership of voting securities or otherwise.

1.13                        “Dispute” shall have the meaning set forth in Section 10(b)(i).

1.14                        “Effective Date” has the meaning set forth on page 1.

1.15                        “Event of Default” shall have the meaning set forth in Section 8.2.

1.16                        “Force Majeure Event” shall mean any act, omission or circumstance occasioned by or resulting from any acts of God, acts of the public enemy, wars, blockades, insurrections, riots, parasitic infestation, hurricanes, epidemics, landslides, lightning, earthquakes, tornadoes, windstorms, volcanoes, fires, storms, floods, disasters, civil disturbances, explosions, sabotage, endangered species habitation, change in Applicable Laws that materially impairs the ability of either party to comply with the terms of the Agreement, as well as disasters, explosions, strikes, energy supply failures or organized labour disputes that materially disrupt any of NPNS’s operations that results in a temporary or permanent shutdown of the Mill; provided, however, that “Force Majeure Event” shall not include (i) a party’s financial inability to perform other than as specifically described in this Agreement, or (ii) an act, omission or circumstance arising from the gross negligence or willful misconduct of the party claiming that a Force Majeure Event has occurred.

1.17                        “Governmental Authority” shall mean any federal, provincial, local or foreign government, political subdivision, agency, board, court, regulatory body or commission, any arbitrator with authority to bind a party at law, or any Person acting lawfully on behalf of any of the foregoing.

1.18                        “Hardwood Pulpwood” shall mean hardwood trees meeting the applicable specifications set forth in Exhibit A attached hereto.

1.19                        “Hardwood Pulpwood Price” shall initially mean the price set forth on Exhibit B, as such price will be reset every January 1 during the Term as described in Exhibit B.

1.20                        “Hardwood Qualifying Stumpage” shall mean standing Timber which meets or exceeds the specifications for Hardwood Pulpwood or Hardwood Sawlogs set forth in Exhibit A to this Agreement.

1.21                        “Hardwood Sawlogs” shall mean hardwood trees meeting the applicable specifications set forth in Exhibit A attached hereto.

1.22                        “Hardwood Sawlogs Price” shall mean the price set forth on Exhibit B attached hereto (as such price will be reset every January 1 during the Term) as described in Exhibit B, the “Hardwood Sawlog Base Price” adjusted up or down on a quarterly basis on each Price Adjustment Date by the Stumpage Price Index.

1.23                        “Harvest Plan” shall have the meaning set forth in Section 3.1(c)(ii).

1.24                        “Harvesting Year” shall mean the period from January 1 through December 31 of each year during the Term.

1.25                        “Initiating Party” shall have the meaning set forth in Section 10(b)(iv).

1.26                        “Mediation Notice” shall have the meaning set forth in Section 10(b)(iv).

1.27                        “Mill” shall mean NPNS’s pulp mill located in Pictou County in the Province of Nova Scotia, Canada.

1.28                        “Person” means any individual, corporation, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

1.29                        “Price Adjustment Date” shall mean the first day of each April, July and September during the Term.

1.30                        “Province” has the meaning set out in the definition in Section 1.11.

1.31                        “Qualifying Stumpage” shall mean collectively Hardwood Qualifying Stumpage and Softwood Qualifying Stumpage.

1.32                        “Qualifying Stumpage Price” shall mean, as applicable, the Hardwood Pulpwood Price for all Hardwood Pulpwood; the Hardwood Sawlogs Price for all

Hardwood Sawlogs; the Softwood Pulpwood Price for all Softwood Pulpwood; the Softwood Sawlog Price for all Softwood Sawlogs; and the Softwood Studwood Price for all Softwood Studwood.

1.33                        “Recipient Party” shall have the meaning set forth in Section 10(b)(iv).

1.34                        “Reduction Amount” shall have the meaning set forth in Section 7.5.

1.35                        “Residual Qualifying Stumpage Volume” means the Hardwood Sawlog and Hardwood Pulpwood volumes to be harvested from the Actual Designated Tracts that are within the Actual Allowable Cut.

1.36                        “SFI® Certification” means the Sustainable Forestry Initiative Certification received by Neenah for the Timberlands in October of 2007.

1.37                        “SMZ’s” shall mean Special Management Zones, environmentally protected zones designated as such by the mutual consent of Neenah and NPNS during the Term and in compliance with all Applicable Laws or as necessary to maintain SFI® Certification.

1.38                        “Short Harvesting Year” shall mean the period from the Effective Date through December 31, 2008.

1.39                        “Softwood Pulpwood” shall mean softwood trees meeting the applicable specifications set forth in Exhibit A attached hereto.

1.40                        “Softwood Pulpwood Price” shall mean the price set forth on Exhibit B attached hereto (the “Softwood Pulpwood Base Price”) adjusted up or down on a quarterly basis on each Price Adjustment Date by the Stumpage Price Index. The Softwood Pulpwood Base Price shall be reset every January 1 during the Term of the Agreement in accordance with the terms of Exhibit B.

1.41                        “Softwood Qualifying Stumpage” shall mean standing Timber which meets or exceeds the specifications for Softwood Sawlogs, Softwood Studwood and Softwood Pulpwood set forth in Exhibit A to this Agreement.

1.42                        “Softwood Sawables” means, collectively, the Softwood Sawlogs and Softwood Studwood.

1.43                        “Softwood Sawlogs” shall mean softwood trees meeting the applicable specifications set forth in Exhibit A attached hereto.

1.44                        “Softwood Sawlogs Price” shall mean the price set forth on Exhibit B attached hereto (the “Softwood Sawlogs Base Price”) adjusted up or down on a quarterly basis on each Price Adjustment Date by the Stumpage Price Index. The Softwood Sawlog Base Price shall be reset every January 1 during the Term of the Agreement in accordance with the terms of Exhibit B.

1.45                        “Softwood Studwood” shall mean softwood trees meeting the applicable specifications set forth in Exhibit A attached hereto.

1.46                        “Softwood Studwood Price” shall mean the price set forth on Exhibit B attached hereto (the “Softwood Studwood Base Price”) adjusted up or down on a quarterly basis on each Price Adjustment Date by the Stumpage Price Index, as such price will be reset every January 1 during the Term in accordance with the terms of Exhibit B.

1.47                        “Softwood Volume” shall mean the AAC measured in metric tons per year of Softwood Sawables and Softwood Pulpwood during the Term, as further described in Exhibit D.

1.48                        “Stumpage Price Index” [REDACTED]

1.49                        “Term” shall mean the term of this Agreement, namely the period from the Effective Date through May 15, 2018, unless sooner terminated in accordance with the provisions of Section 8.2 or 8.3 or extended in accordance with Section 8.4.

1.50                        “Timber” shall mean the following types of standing timber now or hereafter located on the Timberlands: Hardwood Pulpwood, Hardwood Sawlogs, Softwood Pulpwood, Softwood Sawlogs and Softwood Studwood.

1.51                        “Timberlands” shall mean those certain tracts of real property as described in Exhibit F.

1.52                        “Tracts” shall have the meaning set forth in Section 3.1.

1.53                        “Valuation Consultant” shall mean J.W. Sewall Company or a mutually agreed to alternative.

2.             Agreement to Sell and Purchase.

2.1          Quantities to be Harvested.  Subject to and in accordance with  the terms of this Agreement, Neenah agrees to sell to NPNS and NPNS agrees to purchase from Neenah for each Harvesting Year during the Term the Annual Purchase Amount applicable to such Harvesting Year.

3.             Designation of Tracts and Determination of Volumes.

3.1          Designation of Tracts to Be Harvested.  During the Term, NPNS shall designate the portions of the Timberlands (the “Tracts”) which NPNS shall harvest during each Harvesting Year.  A sufficient number of Tracts shall be identified so as to satisfy the Annual Purchase Amount.  NPNS shall follow the procedure for designating such Tracts hereinafter set forth in this Section 3.

(a)          Certification of Tracts.  NPNS and Neenah  hereby acknowledge and agree that the Timberlands will, at all times during the Term, be owned, managed and operated in a manner consistent with and necessary to maintain the Timberlands’ SFI® Certification and that both parties will have responsibilities for maintaining such certification.  Notwithstanding the foregoing, NPNS shall be fully and solely responsible for maintaining the Timberlands’ SFI® Certification, provided that Neenah shall reasonably cooperate with NPNS with respect to the registration and maintenance of such certification.  Failure to perform its obligations under this Section 3.1 relating to the maintenance of  the Timberlands’ SFI® Certification shall be deemed a material breach of this Agreement.

(b)         Designation of Tracts to be Harvested in 2008 and Estimated Volumes for 2009.  Exhibit C attached hereto sets forth the portions of the Timberlands which NPNS shall harvest for the Short Harvesting Year and for the Harvesting Year commencing January 1, 2009 for the Annual Purchase Amount situated thereon in accordance with the terms of this Agreement.

(c)          Subsequent Designation of Tracts to be Harvested.  For the Harvesting Year commencing January 1, 2010, and for all subsequent Harvesting Years during the Term, the portions of the Timberlands which NPNS shall harvest shall be determined in accordance with the following procedure:

(i)             Designation of Potential Harvesting Areas.  On or before the first Business Day following October 1 prior to each applicable Harvesting Year except the Short Harvesting Year, NPNS shall designate in a written notice (the “Annual Harvest Notice”) to Neenah all of those portions of the Timberlands which it proposes to harvest during the subsequent Harvesting Year  including the estimated Qualifying Stumpage volumes thereon sufficient to satisfy the Annual Purchase Amount and the proposed route of access from a public road to the property boundary of each Tract.

(ii)          Selection of Actual Harvesting Areas.  During the 45-day period following receipt by Neenah of the applicable Annual Harvest Notice, Neenah shall review and provide to NPNS in writing, its consent or reasonable objection (including reasons therefor) to the proposed harvest plan.  To the extent there is a dispute regarding the volumes or the Tracts included in the proposed harvest plan, such dispute shall be subject to the dispute resolution process described in Article 10 of this Agreement.  The approved harvest plan (the “Harvest Plan”) shall identify each of the Tracts designated for harvest during the following year (the “Actual Designated Tracts”).  NPNS shall be entitled to amend a Harvest Plan to take into account market conditions arising or occurring after such Harvest Plan has been initially approved, or the occurrence of events other than Force Majeure Events, from time to time upon written notice to Neenah, subject to Neenah’s consent thereto, such consent not to be unreasonably withheld.

3.2          Boundary and Timber Markings.  Prior to the scheduled commencement of harvesting activities on each applicable Actual Designated Tract as set forth in the harvesting schedule described below in Section 4.1, NPNS shall designate on the ground (using accepted local practices for marking boundary and cut lines) the boundary lines of such Actual Designated Tract.  The boundary lines shall clearly delineate the boundaries of the Actual Designated Tract from the boundaries of adjacent land not owned by Neenah, and from the boundaries of other Timberlands not constituting Actual Designated Tracts for such Harvesting Year.  Subject to Neenah’s reasonable acceptance and approval, NPNS, or NPNS’s third party contractor, shall designate on the ground (using accepted local practices for marking boundary and cut lines) all SMZ’s within the Actual Designated Tracts and any Qualifying Stumpage to be removed from such designated SMZ’s.

3.3          Harvesting of Hardwood Qualifying Stumpage.  During the Term, NPNS shall have the right, but not the obligation, as determined in its sole discretion, to harvest the annual AAC for Hardwood Qualifying Stumpage as set out in the Wood Stock Model.  This right is in addition to the Residual Qualifying Stumpage NPNS is committing to harvest pursuant to the harvesting procedures detailed in Article 4 of this Agreement.  All additional Hardwood Qualifying Stumpage shall be identified pursuant to Article 3 hereof.

4.             Harvesting Procedures.

4.1          Harvesting Schedule.  Following determination of the Actual Designated Tracts, NPNS shall provide a harvesting schedule to Neenah setting forth approximate start and completion dates relating to harvesting Qualifying Stumpage within each of the Actual Designated Tracts.  Neenah shall modify said harvesting schedule based upon any reasonable objections raised by Neenah with respect to any of said harvesting dates.  Notwithstanding the foregoing, NPNS shall harvest the Actual Designated Tracts on the basis of the quarterly harvesting notices provided by NPNS to Neenah every three (3) months during the Term of this Agreement, subject to the occurrence of a Force Majeure Event, and subject to the provisions of Section 4.3 below.

4.2          Timber Roads.  NPNS shall construct, or cause to be constructed, at NPNS’s sole cost and expense, haul roads to the Actual Designated Tracts necessary to provide NPNS with proper access to such Actual Designated Tracts for its harvesting operations.  Construction of such roads shall be accomplished in a good and workmanlike manner in compliance with the specifications set forth in Exhibit E.  Following the construction of said roads and continuing until the completion of harvesting operations on the Actual Designated Tract associated with such roads and the removal of all equipment and vehicles associated with such harvesting operations, NPNS shall at its sole cost and expense maintain and repair said roads.  Neenah shall be responsible for all haul roads which are not necessary for NPNS’s harvesting or access to tracts for silviculture, long-term placing or other related harvesting operations, and shall maintain and repair such roads at its sole cost and expense.  All such road construction, maintenance and repair shall be performed in a manner so as:

(i)             not to violate any Applicable Laws;

(ii)          to maintain SFI® Certification; and

(iii)       so as not to interfere with NPNS’s operations.

Any Timber damaged or destroyed during the course of NPNS’ road construction shall be treated for purpose of this Agreement as if harvested by NPNS as part of harvesting operations on the associated Actual Designated Tract.

4.3          Timber Harvesting.  Subject to any amendment to the Harvest Plan, NPNS shall harvest (i.e., cut and remove) within each Harvesting Year all Qualifying Stumpage located on the Actual Designated Tracts for such Harvesting Year, or such smaller volume of Qualifying Stumpage as mutually agreed upon by Neenah and NPNS in writing, subject to the occurrence of a Force Majeure Event.  NPNS may identify in writing to Neenah prior to harvesting activities predominately hardwood stands or Tracts that contain in excess of 50% hardwood stands within any of the Actual Designated Tracts and “walk around” such stands.  All harvesting operations shall be conducted in accordance with all Applicable Laws, in a manner consistent with established industry logging practices or as necessary for the Timberlands to maintain SFI® Certification.  Upon severance of any portion of the Timber on the Timberlands by NPNS or its logging contractors, risk of loss, title to and ownership of such Timber shall pass to NPNS.  NPNS shall repair all fences or structures damaged by its harvesting operations and shall leave all roads, fire breaks, property lines, lakes, streams, and drainage ditches clear of logs, timber, limbs or other debris deposited there as a result of NPNS’s operations (as opposed to third party actions or naturally occurring events).  All oil drums, cans, bottles, cartons, delimbing bars, loading decks, abandoned equipment and other debris resulting from NPNS’ operations shall be removed from the applicable portions of the Timberlands upon completion of the harvesting operations at NPNS’s expense in accordance with Applicable Laws.  NPNS shall not bury any material underground or discharge, release or otherwise cause the Timberlands or any portion thereof to be affected by hazardous wastes or hazardous substances.  NPNS shall use normal and customary care while conducting its harvesting operations so as not to materially damage the Timberlands.  NPNS acknowledges that under SFI Standards a higher degree of care is required when the site is abnormally wet and that such circumstances may require NPNS to alter harvesting activities to accommodate the ground conditions; however, NPNS shall not be liable for any damage to the Timberlands caused by anyone other than NPNS or NPNS’s contractors engaged in harvesting, trucking or road construction on the portion of the Timberlands impacted by such damage.  In addition, Neenah shall retain all Carbon Credits related to or in any way associated with the Qualifying Stumpage pursuant to this Agreement.  For purposes of this Agreement “Carbon Credits” shall mean any calculable carbon offset or credit that could be generated from the Timberlands as such credits are available through the Chicago Climate Exchange or a similar market for carbon reduction or sequestration.

4.4          Unauthorized Cutting.  Neenah shall be entitled to seek all remedies available at law for timber trespass if NPNS or its contractors harvest or destroy any Timber that is outside an Actual Designated Tract; however, NPNS shall not be liable for any such damage to the Timberlands caused by anyone other than NPNS or contractors acting on NPNS’s behalf.

4.5          Access Rights.  Neenah hereby grants to NPNS the rights to ingress and egress over (i) the Tracts designated on Exhibit D during the Term for the sole purposes of harvesting Qualifying Stumpage on the Actual Designated Tracts for a given Harvesting Year and all reasonable activities associated therewith, (ii) on all such other portions of the Timberlands as required to conduct its silviculture and SFI Certification obligations hereunder, and (iii) on all other Tracts comprising the Timberlands in order for NPNS to inspect and monitor existing timber plantations and continue collecting data for ongoing research and analysis.  If Neenah has provided NPNS with access to an Actual Designated Tract (through easement or otherwise), but NPNS prefers to enter upon lands not owned or subject to easement by Neenah, NPNS shall be solely responsible for securing permission to do so.

4.6          Silviculture.  NPNS shall carry out and pay for all silviculture work necessary to produce sufficient Silviculture Credits (as that term is referenced in the Forest Sustainability Regulations under the Forests Act (Nova Scotia)) to satisfy its operational requirements (including maintaining the AAC as detailed in Exhibit D).  NPNS shall have the right to all the “Silviculture Credits” created by the silviculture activities carried out on the Timberlands by NPNS during the Term and those Silviculture Credits created by the silviculture activities carried out on the Timberlands by Neenah in 2008, which credits Neenah shall assign to NPNS on the Effective Date.  NPNS shall provide Neenah with a silviculture plan (the “Silviculture Plan”) on an annual basis during the Term and copies of all silviculture activities filed with Nova Scotia Department of Natural Resources.  The annual Silviculture Plans shall be subject to Owner’s approval, which shall not be unreasonably withheld or delayed if the Silviculture Plan produces sufficient Silviculture Credits (as that term is referenced in the Forest Sustainability Regulations under the Forests Act (Nova Scotia) to satisfy its operational requirements (including maintaining the AAC as detailed in Exhibit D.  If NPNS fails to conduct silviculture work then Neenah shall have the right to include the per ton cost of Silviculture Credits in the calculation of the price for Qualifying Stumpage.

4.7          Timberland Management.  The parties shall enter into an administrative services agreement pursuant to which NPNS shall provide day-to-day administrative services for the Timberlands, including the ongoing migration of the Timberlands to convert title to Nova Scotia’s registration system.

5.             Prices and Payments.

5.1          Time of Payment.  All Qualifying Stumpage harvested and removed by NPNS from the Timberlands shall have an accompanying trip ticket.  All Qualifying Stumpage shall be weighed after harvest in a manner consistent with established industry logging practices.  Volumes will be based on volumes by product class shown on mill scale or load tickets. NPNS shall cause all logging contractors to maintain written log books of all loads or partial loads of Qualifying Stumpage cut and removed from the Timberlands and to (i) identify in such log books each load removed from the Timberlands; (ii) record in such log books the load ticket numbers for each load delivered to the Mill; (iii) deliver such log book for inspection by Neenah, as requested; and (iv) clearly tag, by adhering to guidelines reasonably required by Neenah, each load coming from the Timberlands before such load is removed from the Timberlands.  NPNS shall provide Neenah on a weekly basis with a list of scale tickets, a settlement statements, and any other supporting documentation reasonably requested by Neenah and shall remit payment to the Neenah within thirty (30) days of delivery of said settlement statement the total Qualifying

Stumpage Price for all Qualifying Stumpage weighed-in during such week, except as otherwise detailed in Section 5.3 below.

5.2          Price Changes and Stumpage True-up.

Beginning in 2010, on each Price Adjustment Date, the Qualifying Stumpage Price for any product class of Qualifying Stumpage shall be adjusted upward or downward, as the case may be, as described in Article 1 of this Agreement.

5.3          [REDACTED]

6.             Indemnity.

6.1          Indemnification by Neenah.  Neenah shall defend, indemnify and hold NPNS harmless from and against any and all claims, liabilities, costs or damages (including without limitation reasonable attorneys’ fees and expenses and court costs through all appeals):

(i)             arising out of the performance or non-performance by Neenah of its covenants and obligations hereunder; or

(ii)          relating to the Timberlands, except for those claims, liabilities, costs or damages in respect of which NPNS has pursuant to Section 6.2 indemnified Neenah.

6.2          Indemnification by NPNS .  NPNS shall defend, indemnify and hold Neenah harmless from and against any and all claims, liabilities, costs or damages (including without limitation reasonable attorneys’ fees and expenses and court costs through all appeals) arising out of:

(i)             personal injury, death or property damage resulting from NPNS’ harvesting and silviculture operations, or NPNS’ access rights pursuant to Section 4.5, on the Timberlands or the presence of employees, agents or other invitees of NPNS on the Timberlands; and

(ii)          the performance or non-performance by NPNS of its covenants and obligations hereunder.

7.             Force Majeure.

7.1          Effect of Force Majeure.  Notwithstanding anything to the contrary contained in this Agreement, except for the obligation of a party to make payments accrued, due and owing hereunder at the time of the occurrence of a Force Majeure Event, the parties shall be excused from performing any of their respective obligations under this Agreement and shall not be liable in damages or otherwise on account of the non-performance of any such obligation, for so long as and to the extent that such party is unable to perform such obligation as a result of any Force Majeure Event.

7.2          Mitigation and Notice.  The occurrence of a Force Majeure Event shall not relieve a party of its obligations and liability hereunder to the extent such party fails to use commercially reasonable efforts to remove the cause and remedy or mitigate the effects of the Force Majeure Event if, with commercially reasonable efforts, such party could have removed such cause or remedied or mitigated such effects.  In addition, no Force Majeure Event shall relieve a party of its obligations or liability hereunder unless such party shall give notice (including a reasonable description of such Force Majeure Event) to the other party as soon as reasonably possible and in any event within twenty (20) days of the occurrence of such Force Majeure Event. Upon request, the party whose obligations were suspended shall provide the other party with a plan for remedying the effects of such Force Majeure Event.

7.3          Failure to Give Notice.  A failure to give notice under Section 7.2 above “as soon as reasonably possible” will not affect the rights and obligations of the party whose obligations are suspended except if, and only to the extent that, the party which was entitled to receive such notice was actually prejudiced as a result of such failure.

7.4          Force Majeure Event Affecting Actual Designated Tracts.  If a Force Majeure Event makes a portion of any Actual Designated Tract unavailable or commercially impracticable for harvesting by NPNS in accordance with the harvesting schedule contemplated by the parties or if the Qualifying Stumpage is materially damaged by the Force Majeure Event, then NPNS shall promptly designate and Neenah shall approve and make available for harvesting such other portions of the Timberlands as shall be necessary to satisfy its obligations under this Agreement.

7.5          Volume Reduction Based on Force Majeure Event.  If the party that becomes subject to a Force Majeure Event (the “Affected Party”) reduces the volume of Qualifying Stumpage to be purchased or sold due to a Force Majeure Event (the amount of such reduction, the “Reduction Amount”), the Affected Party shall give written notice to the Non-Affected Party of such reduction and the effective date thereof.  If such reduction continues in effect for a period of sixty (60) days or more, the Non-Affected Party shall then have the right, in the case of Neenah, to sell all or part of the Reduction Amount of such Qualifying Stumpage not purchased by NPNS to another buyer or buyers, and in the case of NPNS, to purchase all or part of the Reduction Amount of Qualifying Stumpage not sold by Neenah from another seller or sellers, subject to the following:

(a)           the Non-Affected Party shall not enter into any contract for any such sale or purchase for a term longer than 12 consecutive months;

(b)           the Non-Affected Party shall give the Affected Party written notice of each such contract, including the volume sold or purchased hereunder and the term thereof;

(c)           the annual volume commitment of the Non-Affected Party for Qualifying Stumpage as specified herein shall be reduced by such volume sold or purchased under such contract for the duration thereof; and

(d)           any other plan of action  mutually agreed to by both parties.

8.             Term and Termination.

8.1          Term.  This Agreement shall expire on June 24, 2018, unless (i) this Agreement is terminated prior to such date for cause pursuant to Section 8.2 hereof or pursuant to Section 8.3 [REDACTED], or (ii) the term of this Agreement is extended by NPNS in accordance with Section 8.4.

8.2          Termination for Cause.  This Agreement shall immediately terminate if any one of the following events (each, a “default”) has occurred and is continuing on the tenth (10th) day after receipt of notice of an intent to cancel by reason of such default (each, an “Event of Default”);

(a)           failure to make any payment required hereunder when due which failure is not cured within ten (10) Business Days after receipt of written notice thereof; or

(b)           breach of any other material term of this Agreement, which breach is not cured within thirty (30) Business Days after receipt of written notice thereof; or

(c)           insolvency or the filing by or against NPNS or Neenah of a petition in bankruptcy (which, in the event of an involuntary bankruptcy, is not dismissed within ninety (90) days from the date of its commencement), or appointment by a court of a temporary or permanent receiver, trustee or custodian, but only if NPNS or Neenah, as applicable, is in breach of its obligations hereunder.

Termination shall not relieve a defaulting party of any liability to the nondefaulting party for breach of its obligations hereunder.

8.3          [REDACTED]

8.4          Extension of Term.  NPNS shall have the option to extend the Term an additional period to expire on July 31, 2021 (the “Renewal Term”) by providing written notice thereof to Neenah not later than November 30, 2017.  The Renewal Term shall be upon the same terms and conditions as the last five years of the original Term.

9.             Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Province of Nova Scotia, Canada and the federal laws of Canada applicable therein as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies (without giving effect to any choice or conflict of law provision or rule).

10.          Dispute Resolution.

(a)           Consultation by Responsible Executives.

If there is any dispute, controversy or claim arising out of or relating to this Agreement, that the personnel designated by Neenah and NPNS respectively, with operational responsibility for implementing this Agreement are unable to resolve, each of the parties will cause its chief officer in charge of managing the Timberlands (or the chief operating officer of any manager of the Timberlands, as the case may be), to consult with each other promptly and in good faith to endeavor to resolve such dispute, controversy or claim before seeking mediation as provided in Section 10(b), but failure to do so shall not limit the right of either party to submit the issue to such.

(b)           Mediation.

(i)            In the event of any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination, or validity thereof, except for disputes in respect of which equitable relief is sought and except for any matter in respect of which this Agreement specifies a resolution mechanism, (a “Dispute”), the parties shall make a good faith attempt to settle the Dispute by mediation pursuant to the provisions of this Section 10(b).

(ii)           Unless the parties agree otherwise, the mediation shall be conducted in Halifax, Nova Scotia, in accordance with the National Mediation Rules of the ADR Institute of Canada, Inc. by a mediator who has the qualifications and experience set forth in paragraph (iv) of this Section 10(b) and is selected as provided in paragraph (iv) of this Section 10(b).

(iii)          Unless the parties agree otherwise, the mediator shall be an individual of recognized expertise and experience in the timber market in the general operating range of the Timberlands who has mediated cases involving similar transactions for the federal or provincial courts or for a reputable commercial alternative dispute resolution (“ADR”) firm or not-for-profit ADR organization.

(iv)          Either party (the “Initiating Party”) may initiate mediation of the Dispute by giving the other party (the “Recipient Party”) written notice (a “Mediation Notice”) setting forth a list of the names and resumes of qualifications and experience of three (3) impartial persons who the Initiating Party believes would be qualified as a mediator pursuant to the provisions of paragraph (iii) hereof.  Within seven (7) days after the delivery of the Mediation Notice, the Recipient Party shall give a counter-notice (the “Counter-Notice”) to the Initiating Party in which the Recipient Party may designate a person to serve as the mediator from among the three (3) persons listed by the Initiating Party in the Mediation Notice (in which event such designated person shall be the mediator).  If none of the persons listed in the Mediation Notice is designated by the Recipient Party to serve as the mediator, the Counter-Notice shall set forth a list of the names and resumes of three (3) impartial persons who the Recipient Party believes would be qualified as a mediator pursuant to the provisions of paragraph (iii) hereof.  Within seven (7) days after the delivery of the Counter-Notice, the Initiating Party may designate a person to serve as the mediator from among the three (3) persons listed by the Recipient Party in the Counter-Notice (in which event such designated person shall be the mediator).  If the parties cannot agree on a mediator from the three (3) impartial nominees submitted by each party, each party shall strike two (2) names from the other party’s list, and the two (2) remaining persons on both lists will jointly select as the mediator any person who has the qualifications and experience set forth in paragraph (iii) hereof.  If they are unable to agree, then the mediator will be selected by the ADR Institute of Canada, Inc.

(v)           If the Dispute cannot be settled within thirty (30) days after the mediator has been selected as provided above, either party may give the other and the mediator a written notice declaring the mediation process at an end, in which event either party may pursue any remedies available at law or in equity to resolve the Dispute.

(vi)          All conferences and discussions which occur in connection with mediation conducted pursuant to this Agreement shall be deemed settlement discussions, and nothing said or disclosed, nor any document produced which is not otherwise independently discoverable, shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration or litigation.

(vii)         Each party shall bear its own costs and expenses with respect to mediation; provided that the costs of the mediator shall be shared equally between the parties.

11.          Assignment.

11.1        Assignment by Neenah.

(a)           Except as provided in this Section 11.1, this Agreement may not be assigned by Neenah in whole or in part.  Notwithstanding the foregoing, at any time during the Term, Neenah may assign this Agreement (i) to any lender or lenders as security for obligations to such lender or lenders in respect of the financing arrangements of Neenah or any Affiliate thereof with such lender or lenders, or (ii) upon prior written notice to NPNS, to any Person that is and at all times remains an Affiliate of Neenah or that merges, amalgamations or consolidates with or into Neenah or that acquires all or substantially all of the Timberlands.

(b)           Notwithstanding any other provision of this Agreement to the contrary, NPNS and Neenah acknowledge and agree that Neenah shall not be prohibited from selling all or any portion of the Timberlands; provided, however, that each such purchaser thereof shall agree to be bound by the terms of hereof with respect to the relevant Timberlands and the applicable portion of Qualifying Stumpage volumes required hereunder pursuant to a written instrument in form and in substance reasonably acceptable to NPNS, and no such sale shall give rise to any additional obligations on the part of NPNS to any such purchaser, or all of them in the aggregate, with respect to the subject matter of this Agreement or otherwise reduce NPNS’s rights as contemplated by this Agreement.  At the request of Neenah, upon any such sale, NPNS shall execute an amendment to this Agreement acknowledging the foregoing.

11.2        Assignment by NPNS .  Except as provided in this Section 11.2, this Agreement may not be assigned by NPNS in whole or in part.  Notwithstanding the foregoing, upon prior written notice to Neenah, NPNS may assign this Agreement (i) to any Person that is and at all times remains an Affiliate of NPNS or that merges or consolidates with or into NPNS or that acquires all or substantially all of the assets or stock of  NPNS, (ii) to any Person that purchases or leases the Mill or assumes responsibility for operating the Mill and assumes NPNS’s liabilities and obligations hereunder, or (iii) to any lender or lenders as security for obligations to such lender or lenders in respect of the financing arrangements of NPNS or any Affiliate thereof with such lender or lenders.

12.          Publicity.  This Agreement is confidential and neither party shall issue a press release or engage in other types of publicity of any nature dealing with the commercial and legal details of this Agreement without the other party’s prior written approval.  However, approval of such disclosure shall be deemed to be given to the extent such disclosure is required to comply with Applicable Laws. In such event, the publishing party shall furnish, in advance, a copy of such proposed disclosure, to the other party.

13.          Headings.  The headings contained in this Agreement are for convenience only and should not be construed to limit or expand any terms otherwise provided.

14.          Notices.  All notices, requests, demands and other communications provided for hereunder shall be in writing and personally delivered or sent by regular U.S.P.S. or Canada Post certified mail, facsimile or similar type of overnight courier to the applicable party at the address indicated below:

If to Neenah, to:

If to NPNS:

or by mail to

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section.  Notice shall be deemed received when (i) hand delivered; (ii) sent, after receipt of confirmation if sent by facsimile; (iii) five Business Days after deposit with the U.S.P.S. or Canada Post, postage prepaid, for certified mail; and (iv) one Business Day after delivery to overnight courier, properly addressed to the applicable party.

15.          Partial Illegality.  If any provision, or part of a provision, of this Agreement is held to be invalid or unenforceable under any Applicable Law, then the parties shall use all commercially reasonable efforts to replace the invalid or unenforceable provision by a provision that, to the extent permitted by Applicable Law, achieves the purposes intended under the original provision and to allow the parties to have the intended benefit of their bargain.  If it cannot be so reformed, it shall be omitted.  The balance of this Agreement shall remain valid and unchanged and in full force and effect.

16.          Waiver of Compliance.  Any delay or omission on the part of either party to this Agreement in requiring performance by the other party hereunder or in exercising any right hereunder shall not operate as a waiver of any provision of this Agreement or of any right or rights hereunder.  Further, any failure by either party to enforce at any time any term or condition under this Agreement shall not be considered a waiver of that party’s right thereafter to enforce each and every term and condition of this Agreement.

17.          Amendments and Waivers.  This Agreement may not be terminated, amended, supplemented, waived or modified orally, but only by a document in writing signed by the party against which the enforcement of such termination, amendment, supplement, waiver or modification is sought.  No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

18.          Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, including by facsimile each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same document.  All signatures need not be on the same counterpart.

19.          Estoppel Certificates.  Either party shall, at no cost to the requesting party, from time to time, upon twenty (20) days prior request by the other party acting reasonably, execute, acknowledge and deliver to the requesting party a certificate signed by an officer of the certifying party stating that this Agreement is unmodified and in full force and effect (or, if there have been modifications, that this Agreement is in full force and effect as modified, and setting forth such modifications) and the dates through which payments have been made, and either stating that to the knowledge of the signer of such certificate no default exists under this Agreement or specifying each such default to which the signer has knowledge.

20.          Submission To Jurisdiction.  Without limiting the parties’ agreement to submit any and all disputes to mediation and arbitration as herein provided, if, notwithstanding said section, any party shall have the right to seek recourse to a court with respect to any dispute arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, whether in tort or contract or at law or in equity, then any action or proceeding in respect of any such dispute shall be brought exclusively in any Superior Court in the Province of Nova Scotia (the “chosen courts”) and with respect to any such action each party (i) irrevocably submits to the exclusive jurisdiction of the chosen courts for such purposes, (ii) waives any objection to laying venue in any such action or proceeding in the chosen courts, (iii) waives any objection that the chosen courts are an inconvenient forum or do not have jurisdiction over any party hereto, and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 14 of this Agreement.  Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.  Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.

21.          Prevailing Party.  If either party brings any proceeding for the judicial or other interpretation, enforcement, termination, cancellation or rescission of this Agreement, or for damages for the breach thereof, the prevailing party in any such proceeding or appeal thereon shall be entitled to its reasonable attorneys’ fees and expenses and court and other reasonable costs incurred, to be paid by the losing party as fixed by the court in the same or a separate proceeding, and whether or not such proceeding is pursued to decision or judgment.

22.          Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and merges all prior discussions and negotiations between the parties related to this matter.  None of the parties shall be bound by any conditions, definitions, representations, or warranties with respect to the subject matter of this Agreement other than as expressly set forth above.

23.          Third-Party Beneficiaries.  Except as otherwise provided hereinafter,, this Agreement is intended to be solely for the benefit of the parties thereto and their permitted assigns and is not intended to and shall not confer any rights or benefits on any third party not a signatory hereto.

24.          Insurance. NPNS, or in the event that NPNS retains any third-party contractor to conduct harvesting operations on the Timberlands, NPNS or said third-party contractor shall, before conducting any operations, obtain and maintain the following types of insurance and be duly registered with the Nova Scotia Workers Compensation Board, in addition to any other insurance required by law:  (a) Worker’s Compensation and Employer’s Liability Insurance fully covering all operations; (b) Comprehensive Vehicle Liability Insurance, including owned, hired and non-owned vehicles, with limits of not less than $2,000,000 single occurrence and $2,000,000 cumulative bodily injury liability; and (c) Comprehensive or Commercial General Liability Insurance, including all contractual liability hereunder, with limits of not less than $2,000,000 single occurrence and $2,000,000 cumulative bodily injury liability.  Prior to the beginning of any harvesting operations hereunder, evidence of all such insurance and registration shall be furnished to Neenah if requested in writing.

25.          Construction and Enforcement.  In construing and enforcing this Agreement, the following rules shall be followed:

25.1        Control of Drafting.  Each provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party to this Agreement.  No consideration shall be given to the fact or presumption that any party to this Agreement had a greater or lesser hand in drafting this Agreement.

25.2        Captions.  Except for the boldfaced defined terms used in Section 1, in construing and enforcing this Agreement, no consideration shall be given to the captions of the articles, sections, subsections, and clauses of this Agreement, which are inserted for convenience in organizing and locating the provisions of this Agreement, not as an aid in its construction.

25.3        Plural and Singular Forms.  Plural words shall be understood to include their singular forms and vice versa.

25.4        Including.  The word “include” and its syntactical forms mean “include, but are not limited to,” and corresponding syntactical forms.  The principle of ejusdem generis shall not be used to limit the scope of the category of things illustrated by the items mentioned in a clause introduced by the word “including.”

25.5        Definitions.  A defined term has its defined meaning throughout this Agreement, regardless of where in this Agreement the term is defined.

25.6        Internal Cross-References.  Except as otherwise provided in this Agreement, a reference to an Article, Section, or clause means an article, section, or clause of this Agreement and may be understood to mean, for example, “Section 5.1 of this Agreement” or “Section 5.1 hereof.”  The term “Section” is used variously to identify entire Sections (as in “Section 3.1”), subsections (as in “Section 3.1(b)”), and clauses (as in “Section 3.1(b)(i)”).

25.7        Currency.  Unless otherwise specifically indicated herein all dollar amounts listed or described in this Agreement are expressed in lawful currency of Canada.                   .

Executed as of the date first set forth above.

NEENAH:

NEENAH PAPER COMPANY OF CANADA

By:

Name: Sean Erwin

Title: President and Chief Executive Officer

Signature page for Stumpage Agreement

NPNS:

NORTHERN PULP NOVA SCOTIA CORPORATION

By:

Name: Sean Erwin

Title: President and Chief Executive Officer

Signature page for Stumpage Agreement

EXHIBIT A

Qualifying Stumpage Specifications

“Softwood Sawlogs” shall mean:

(a)	Length	12,14, and 16 foot
(b)	Trim	2” to 8”
(c)	Minimum top diameter	4” outside bark
(d)	Maximum diameter	28” outside bark
(e)	Acceptable species	All Spruces & Jack Pine
(f)	Dead wood	White, sound, dead wood is acceptable – provided no sap rot

(g)	Burned wood	No burned or charred wood
(h)	Rot	Not acceptable
(i)	Stain	Solid hard red stain acceptable (growth rings must be visible)
(j)	Sweep (& other)	1/2 top diameter maximum sweep (e.g., less than 3” sweep on a 6” diameter bolt); no seams or forked pieces
(k)	Limbs	Must be cut flush with bole.
(l)	Butt Flare	No excessive butt flare

“Softwood Studwood” shall mean:
(a)	Length	8, 9 or 10 foot
(b)	Trim	2” to 8”
(c)	Minimum top diameter	3.6 inches outside bark
(d)	Maximum top diameter	12.0” outside bark
(e)	Acceptable species	All Spruces, Balsam Fir & Jack Pine
(f)	Loads	Mixed species loads
(g)	Dead wood	White, sound, dead wood is acceptable – provided no sap rot

(h)	Burned wood	No burned or charred wood
(i)	Rot	Not Acceptable
(j)	Stain	Solid hard red Stain acceptable (growth rings must be visible)
(k)	Sweep (& other)	1/2 top diameter maximum sweep (e.g., less than 3” sweep on a 6” diameter bolt); no seams or forked pieces
(l)	Limbs	Must be cut flush with bole.
(m)	Butt Flare	No excessive butt flare

“Softwood Pulpwood” shall mean :
(a)	Length	8 foot
(b)	Trim	2 to 8 inches
(c)	Minimum top diameter	2.5” outside bark for sawmill delivered timber or 1” outside bark for full tree roadside flail chipper timber
(d)	Maximum top diameter	13.0” outside bark
(e)	Acceptable species	All softwood species
(f)	Loads	Mixed species loads permitted unless notified in writing that species segregation is required (spruce/fir segregated from other softwood species)
(g)	Dead wood	White, sound, dead wood is acceptable

(h)	Rot	Maximum ½ diameter (60% of end area) is acceptable
(j)	Burn/charred wood	Unacceptable
(j)	Sweep (& other)	12” maximum sweep; no forked pieces
(k)	Limbs	Must be cut flush with bole.

“Hardwood Sawlogs” shall mean:
(a)	Length	7 or 8 foot
(b)	Trim	2 to 8 inches
(c)	Minimum top diameter	7.0 inches outside bark
(d)	Maximum diameter	36.0 inches outside bark
(e)	Acceptable species	sugar maple, red maple, yellow birch, white birch, oak, ash, beech
(f)	Clear faces	minimum 2 clear faces
(g)	Heart	sugar & red maple – ½
(h)	Stain	no stain
(i)	Rot	red maple, beech no rot; all other species over 10 inches top diameter with 3 clear faces up to 30% rot
(j)	Burn/charred wood	Unacceptable
(k)	Sweep (& other)	less 10 inches top diameter straight; less than 3 inches over 10 inch top; no forks
(l)	Limbs	Must be cut flush with bole.
(m)	Loads	Mixed species loads acceptable

“Hardwood Pulpwood” shall mean:
(a)	Length	8 foot or 12 to 18 feet
(b)	Minimum top diameter	3.0 inches outside bark
(c)	Maximum diameter	18.0 inches outside bark
(d)	Acceptable species	All hardwood species except poplar
(e)	Rot	Sound and cut from living trees unless specific market has tolerance for rot.
(f)	Burn/charred wood	Unacceptable
(g)	Sweep (& other)	Less than 6 inches; no forks; cut square at ends
(h)	Limbs	Must be cut flush with bole.
(i)	Butt Flare	Butt flare and scarf removed

EXHIBIT B

Base Stumpage Prices

2008:                                                                     As described in Section 5.3 of the Agreement.

2009:                                                                     As described in Section 5.3 of the Agreement.

Remainder Of Term:                                       [REDACTED]

EXHIBIT C

2008 AND 2009 HARVEST PLANS

[REDACTED]

EXHIBIT D

AAC FOR SOFTWOOD VOLUME AND SILVICULTURE

[REDACTED]

EXHIBIT E

Road Specification

NPNS will improve or build temporary haul roads for the removal of Qualifying Stumpage as set forth in Section 4.2 under the following conditions:

1.               To the extent possible NPNS will use or improve existing haul roads.

2.               It is NPNS’s intent that construction of new haul roads will be held to the minimum necessary to remove the Qualifying Stumpage.

3.               Haul roads will be improved or designed for one lane traffic capable of accommodating standard 18 wheel tractor-trailer log trucks.  The road width will normally be 5.0 to 5.5 meters or less, unless terrain features require additional width.

4.               Roads will be designed to minimize the number of stream crossings.

5.               NPNS will be responsible for road construction cost.  However, if changes are made in the roads location or design solely for the benefit of Neenah, than the additional cost of those changes will be the responsibility of Neenah.

6.               The construction, maintenance, and use of haul roads will comply with all Applicable Laws and requirements necessary to maintain SFI ® Certification for the Timberlands.

7.               Following the completion of harvesting operations roads will be left in as good or better condition as existed prior to the harvesting.  Temporary stream crossing will be removed, and where necessary water control structures will be constructed.

8.               NPNS will notify Neenah of completion of the harvest operation and final road maintenance, after which responsibility for the road reverts to Neenah.

EXHIBIT F

Timberland Properties